Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statement for the year ended December 31, 2006 is based on the audited financial statements of Allscripts Healthcare Solutions, Inc. (“Allscripts”) included in Allscripts’ 2006 annual report on Form 10-K and the audited financial statements of Extended Care Information Network, Inc. (“ECIN”), filed as Exhibit 99.1 to this report. The unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2007 are based on the unaudited financial statements of Allscripts, included in Allscripts’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and the unaudited financial statements of ECIN, filed as Exhibit 99.1 to this report. The unaudited pro forma condensed combined financial statements give effect to the $93.5 million acquisition of ECIN (the “Acquisition”) and to the $60 million unsecured credit commitment, of which $50 million was borrowed to partially fund the purchase of ECIN, and the assumptions and adjustments described in the accompanying notes, as if each had occurred on January 1, 2006 in the case of the unaudited pro forma condensed combined statements of operations and September 30, 2007 in the case of balance sheet data.

The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that Allscripts believes are reasonable and are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not take into account (i) any synergies or cost savings that may or are expected to occur as a result of the Acquisition or (ii) any cash or non-cash charges that Allscripts may incur in connection with the Acquisition, the level and timing of which cannot yet be determined. The unaudited pro forma condensed combined financial statements have been prepared in accordance with SEC rules and regulations.

The unaudited pro forma condensed combined financial statements assume that the Acquisition would be accounted for using the purchase method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141, “Business Combinations” (“SFAS No. 141”), and the resultant goodwill and other intangible assets will be accounted for under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). The total purchase price has been preliminarily allocated based on information available to Allscripts as of the date of this report, to the tangible and intangible assets acquired and liabilities assumed based on management’s preliminary estimates of the current fair values. These estimates and assumptions of fair values of assets acquired and liabilities assumed and related operating results are subject to change that could result in material differences between the actual amounts and those reported in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the combined companies’ actual performance or financial position would have been had the transactions occurred on the dates indicated and does not purport to indicate financial position or results of operations as of any future date or for any future period. You should read the following information in conjunction with Allscripts’ and ECIN’s historical financial statements and the accompanying notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from Allscripts’ Annual Report on Form 10-K as of and for the year ended December 31, 2006 and from Allscripts’ Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2007.

As used herein, (i) the terms “we”, “our”, “us”, “Allscripts” and “the Company” refer to Allscripts Healthcare Solutions, Inc. and its consolidated subsidiaries, and (ii) the term “ECIN” refers to Extended Care Information Network, Inc. and its consolidated subsidiaries.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2007

	Historical Allscripts	Historical ECIN	Pro Forma Adjustments		Pro Forma Combined
	(In millions, except per share data)
Assets
Current Assets:
Cash and cash equivalents	$32.0	$5.4	$(33.5	)A	$3.9
Marketable securities	28.4	—	(10.0	)A	18.4
Accounts receivable, net	81.2	3.0	—		84.2
Deferred taxes, net	24.4	5.2	—		29.6
Inventories	4.4	—	—		4.4
Prepaid expenses and other current assets	16.9	0.8	—		17.7

Total current assets	187.3	14.4	(43.5)		158.2
Long-term marketable securities	14.7	—	—		14.7
Fixed assets, net	16.6	2.9	—		19.5
Deferred taxes, net	—	0.4	(0.4	)I	—
Software development costs, net	19.7	—	—		19.7
Intangible assets, net	74.7	—	31.2	B	105.9
Goodwill	181.4	—	60.0	B	241.4
Other assets	4.6	0.5	—		5.1

Total non-current assets	311.7	3.8	90.8		406.3

Total assets	499.0	18.2	47.3		564.5

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$34.6	$1.5	$—		$36.1
Deferred revenue	41.1	5.1	(3.3	)C	42.9
Current portion of long-term debt	0.3	2.4	(2.4	)D	0.3
Other current liabilities	—	0.3	—		0.3

Total current liabilities	76.0	9.3	(5.7)		79.6
Long-term debt	85.2	6.4	43.6	D	135.2
Deferred taxes, net	3.3	—	11.9	I	15.2
Other Liabilities	2.2	—	—		2.2

Total non-current liabilities	90.7	6.4	55.5		152.6
Stockholders’ equity	332.3	2.5	(2.5	)E	332.3

Total liabilities and stockholders’ equity	$499.0	$18.2	$47.3		$564.5

See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2007

	Historical Allscripts	Historical ECIN	Pro Forma Adjustments		Pro Forma Combined
	(In millions, except per share data)
Revenue:
Software and related services	$164.9	$13.6	$(0.5	)C	$178.0
Prepackaged medications	32.1	—	—		32.1
Information services	11.5	—	—		11.5

Total revenue	208.5	13.6	(0.5)		221.6
Cost of revenue:
Software and related services	70.2	—	3.4	F	73.6
Prepackaged medications	26.6	—	—		26.6
Information services	7.1	—	—		7.1

Total cost of revenue	103.9	—	3.4		107.3

Gross profit	104.6	13.6	(3.9)		114.3
Selling, general and administrative expenses	75.0	10.0	(3.4	)F	81.6
Amortization of intangible assets	7.9	—	2.5	B	10.4

Income from operations	21.7	3.6	(3.0)		22.3
Interest expense	(2.7)	(0.6)	(1.7	)G	(5.0)
Interest income and other, net	3.0	0.1	(0.8	)H	2.3
Gain on sale of equity investment	2.4	—	—		2.4

Income before income taxes	24.4	3.1	(5.5)		22.0
Provision (benefit) for income taxes	9.7	(1.4)	0.5	I	8.8

Net income	$14.7	$4.5	$(6.0)		$13.2

Net income per share—basic	$0.26				$0.24

Net income per share—diluted	$0.25				$0.23

Weighted-average shares of common stock outstanding used in computing basic net income per share	55.5				55.5

Weighted-average shares of common stock outstanding used in computing diluted net income per share	64.5				64.5

See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2006

	Historical Allscripts	Historical ECIN	Pro Forma Adjustments		Pro Forma Combined
	(In millions, except per share data)
Revenue:
Software and related services	$173.5	$14.4	$(0.7	)C	$187.2
Prepackaged medications	43.7	—	—		43.7
Information services	10.8	—	—		10.8

Total revenue	228.0	14.4	(0.7)		241.7
Cost of revenue:
Software and related services	70.3	—	3.7	F	74.0
Prepackaged medications	36.3	—	—		36.3
Information services	5.4	—	—		5.4

Total cost of revenue	112.0	—	3.7		115.7

Gross profit	116.0	14.4	(4.4)		126.0
Selling, general and administrative expenses	85.8	12.5	(3.7	)F	94.6
Amortization of intangible assets	10.3	—	3.5	B	13.8

Income from operations	19.9	1.9	(4.2)		17.6
Interest expense	(3.8)	(0.5)	(2.5	)G	(6.8)
Interest and other income, net	3.2	0.1	(1.1	)H	2.2

Income before income taxes	19.3	1.5	(7.8)		13.0
Provision (benefit) for income taxes	7.4	(2.1)	(0.4	)I	4.9

Net income	$11.9	$3.6	$(7.4)		$8.1

Net income per share—basic	$0.23				$0.16

Net income per share—diluted	$0.22				$0.15

Weighted-average shares of common stock outstanding used in computing basic net income per share	51.1				51.1

Weighted-average shares of common stock outstanding used in computing diluted net income per share	53.4				53.4

See notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

1. ECIN Acquisition

On December 31, 2007, we entered into a Stock Purchase Agreement with certain stockholders of Extended Care Information Network, Inc. (“ECIN”). Pursuant to the Stock Purchase Agreement and a merger contemplated thereby pursuant to Section 253 of the Delaware General Corporation Law, Allscripts acquired all of the outstanding capital stock of ECIN for approximately $93.5 million, subject to determining the final level of positive working capital at closing. Our acquisition of ECIN has been accounted for as a business combination under SFAS No. 141. Assets acquired and liabilities assumed were recorded at their fair values as of September 30, 2007. The total preliminary purchase price is $93.5 million, including acquisition related transaction costs and is comprised of:

Cash paid for the acquisition of ECIN (includes consideration to shareholders, payment of ECIN indebtedness and certain ECIN transaction costs)	$90.0
Cash payment for ECIN working capital	2.9
Acquisition-related transaction costs	0.6

Total preliminary purchase price	$93.5

Acquisition related transaction costs include our estimate of investment banking fees, legal and accounting fees and other external costs related to the ECIN acquisition. Under SFAS No. 141, the total preliminary purchase price will be allocated to ECIN’s net tangible and net identifiable intangible assets based on their estimated fair values. The total purchase price will be allocated based on management’s preliminary valuation as follows:

Goodwill	$60.0
Identifiable intangible assets	31.2
Net tangible assets (includes $5.0 million of acquired cash)	2.3

Total preliminary purchase price allocation	$93.5

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired. Goodwill amounts are not amortized, but rather are tested for impairment on an annual basis. In the event that we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Identifiable intangible assets acquired consist of developed technology, core technology, trade names, customer relationships and sales backlog. The preliminary estimated fair value of identifiable intangible assets was determined by a third-party and the value will be finalized within one year of the December 31, 2007 acquisition date. Net tangible assets were valued at their respective carrying amounts, which we believe approximate fair market value, except for adjustments to deferred revenues.

We have not currently identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to us prior to the end of the purchase price allocation period, which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation at that time.

2. Credit Agreement

The unaudited pro forma condensed combined financial statements give effect to the $60.0 million Credit Agreement, of which Allscripts borrowed $50.0 million to partially fund the purchase of ECIN.

3. Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet as of September 30, 2007.

(A)	To record the following adjustments to cash:

To record long-term net borrowings under the Credit Agreement	$50.0
To record cash paid for ECIN acquisition	(93.5)
Reclassification of long-term and short-term marketable securities to cash and cash equivalents	10.0

Total Adjustments to Cash	$(33.5)

(B)	To record the preliminary fair value of intangible assets and goodwill:

To record the preliminary value of intangible assets	$31.2

To record the preliminary value of goodwill	$60.0

The preliminary intangible amortization related to the acquired intangible assets is as follows:

Preliminary ECIN Intangible Assets	Estimated intangible life (straight-line amortization assumed)	Annual intangible amortization adjustment	Nine- month deferred revenue adjustment
$31.2	3-20 years	$3.5	$2.5

The preliminary intangible assets of $31.2 have been allocated with $11.6 to developed technology rights with a useful life of 7 years, $0.8 was assigned to trade names with a useful life of 18 months, $17.9 was assigned to customer relationships with a useful life of 15-20 years, and $0.9 was assigned to sales backlog with a useful life of 3 years.

(C)	To record the preliminary fair value adjustment to deferred revenues acquired. The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services related to ECIN’s software and product support based on the deferred revenue balances of ECIN as of September 30, 2007 and does not reflect the actual fair value adjustment as of the date of acquisition. The following adjustments represent the September 30, 2007 balance sheet adjustment, and income statement adjustments for the nine months ended September 30, 2007 and the year ended December 31, 2006:

ECIN Deferred Revenue at September 30, 2007	Deferred revenue adjustment to reflect future service	Revised deferred revenue as of September 30, 2007	Estimated deferred revenue life	Annual deferred revenue adjustment	Nine- month deferred revenue adjustment
$5.1	$(3.3)	$1.8	5 years	$0.7	$0.5

(D)	To record the elimination of ECIN’s short-term and long-term debt, which was included in total purchase price consideration and to record Allscript’s $50.0 million in borrowings under the Credit Agreement:

Elimination of current portion of ECIN debt	$(2.4)

Allscript’s $50.0 million in borrowings under the Credit Agreement	$50.0
Elimination of long-term ECIN debt	(6.4)

$43.6

(E)	To eliminate ECIN’s historical stockholders equity:

To eliminate ECIN’s historical stockholders equity (deficit)	$2.5

(F)	To reclass a portion of operating expenses up to cost of goods sold in the software and services segment to conform cost classifications for both companies.

	Operating Expenses as Reported	Expenses reclassed to cost of goods sold	Ending SG&A expenses
For the nine months ended September 30, 2007	$10.0	$(3.4)	$6.6
For the year ended December 31, 2006	$12.5	$(3.7)	$8.8

(G)	The ECIN acquisition taking place on January 1, 2006 for pro forma presentation would have resulted in the Credit Agreement being signed on January 1, 2006 and would have resulted in an increase in interest expense for the nine months ended September 30, 2007 and the year ended December 31, 2006 and ECIN’s total debt would have been eliminated on January 1, 2006. The interest expense adjustments are as follows:

	Total Interest Expense as Reported	Increase in Interest Expense for new credit facility	Decrease in Interest Expense elimination of ECIN debt	Total adjustments to Interest Expense
For the nine months ended September 30, 2007	$3.3	$2.3	$(0.6)	$(1.7)

For the year ended December 31, 2006	$4.3	$3.0	$(0.5)	$(2.5)

(H)	The net cash purchase price payment for the ECIN acquisition would have resulted in a decrease in Allscripts’ cash balance and therefore a decrease in interest income for the nine months ended September 30, 2007 and the year ended December 31, 2006, as presented below:

	Interest Income as Reported	Revised Interest Income	Decrease in Interest Income
For the nine months ended September 30, 2007	$3.0	$2.2	$(0.8)

For the year ended December 31, 2006	$3.2	$2.1	$(1.1)

(I)	To reverse ECIN’s income tax benefit and reflect the estimated tax provision for the pro forma net income of the combined statements of operations for the nine months ended September 30, 2007 and for the year ended December 31, 2006 at an effective tax rate of 40% and 38%, respectively.

The amortization of the preliminary value of $31.2 that has been allocated to acquired intangible assets is not deductible for tax purposes and a deferred tax liability has been recorded as of September 30, 2007. The pro forma adjustment is as follows:

Deferred tax liability (intangible assets of $31.2 tax effected at 40% effective rate)	$12.3
Long-term deferred asset reclass to long-term liability	(0.4)

$11.9